Exhibit (99)

GE Announces Pricing of Common Stock Offering

FAIRFIELD, Conn. – March 8, 2004 – General Electric Company (NYSE: GE) today announced that it has priced its previously announced common stock offering for proceeds of $3,800,024,550. The company priced 119,385,000 shares of common stock at $31.83 per share.

     The offering was made from an existing shelf registration statement. The company intends to use the net proceeds from the offering to fund, in part, the consideration for the proposed combination of the National Broadcasting Company, Inc. and Vivendi Universal Entertainment LLP. In the event that this combination is not completed, GE will use the net proceeds from the offering for general corporate purposes.

     The joint book-runners are Morgan Stanley, Citigroup, Goldman, Sachs & Co. and JPMorgan. The senior co-managers are Banc of America Securities LLC, BNP PARIBAS, Credit Suisse First Boston, Deutsche Bank Securities, HSBC, Lehman Brothers, Merrill Lynch & Co. and UBS Investment Bank. The junior co-managers are Banca IMI, Blaylock & Partners, L.P., Loop Capital Markets, LLC, Utendahl Capital Partners, L.P. and The Williams Capital Group, L.P.

     A prospectus for the common stock offering may be obtained from Morgan Stanley Prospectus Department, 1585 Broadway, New York, New York 10036 (212) 761-4000; Citigroup, 388 Greenwich Street, New York, New York 10013; Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004; and JPMorgan Prospectus Department, 1 Chase Manhattan Plaza, New York, New York 10081 (212) 552-5164.

     GE (NYSE: GE) is a diversified technology, media and financial services company dedicated to creating products that make life better. From aircraft engines and power generation to financial services, medical imaging, television programming and plastics, GE operates in more than 100 countries and employs more than 300,000 people worldwide.

     Caution Concerning Forward-Looking Statements

     This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to our plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.

CONTACT: General Electric, Fairfield
David Frail, 203/373-3387 and 203/605-7909
david.frail@corporate.ge.com